Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Rexall Sundown, Inc. on Form S-8 (Registration Statement Nos. 33-66282, 33-96906 and 333-34684) and on Form S-3 (Registration Statement Nos. 33-6571 and 33-7883) of our report dated October 7, 1998, except for the fourth paragraph of Note 15 as to which date is November 24, 1998, on our audits of Rexall Sundown, Inc. as of August 31, 1998 and 1997, and for the three years in the period ended August 31, 1998 appearing on page F-2 of this Form 10-K of Rexall Sundown, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
November 30, 1998